Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our Firm under the caption “Experts” in this Registration Statement on Form F-1 and to the use in this Registration Statement on Form F-1 of our report dated September 22, 2022 with respect to the consolidated statements of financial position of Hammerhead Resources Inc. as of December 31, 2021 and 2020 and the related consolidated statements of profit (loss) and comprehensive profit (loss), consolidated statements of changes in equity and cash flows for each of the years in the two-year period ended December 31, 2021.

/s/ Ernst & Young LLP

Chartered Professional Accountants, Licensed Public Accountants

Calgary, Canada

March 16, 2023